Exhibit 99.1

J. C. PENNEY COMPANY, INC. PROVIDES UPDATE ON
PROGRESS OF TURNAROUND

•	September comparable store sales continue improving trend; up 580 basis points over August and down (4.0) % from last year
•	Sales on jcp.com up 25.3 % in September and 10.8 % in August
•	Actions to reconnect with core customer show signs of success, especially during promotional events
•	Customer service scores are at all-time highs for the Company
•	Inventory in key private brands and basics restored to appropriate levels

PLANO, TX -- (Oct. 8, 2013) –– J. C. Penney Company, Inc. (NYSE: JCP) (the "Company") today reported that it is making solid progress in its turnaround and provided an update on the Company’s operating performance and key initiatives underway to return to profitable growth.

Myron E. (Mike) Ullman, III, Chief Executive Officer of JCPenney, said, “Reconnecting with our customers and getting them into our stores is a top priority.  Our enhanced messaging is reminding shoppers that JCPenney’s offering of trusted private brands, key national brands and unique attractions sets us apart from the competition.  Over the last six months, we have made significant strides and are now seeing positive signs in many important areas of the business, in spite of what continues to be a difficult environment for consumers and retailers in general.  While pleased with the improving trends and more predictable performance, we are still in the early stages of the turnaround and will maintain a relentless focus on achieving our long-term goals for the benefit of our customers, associates and shareholders.”

The Company is pursuing a number of strategic initiatives in order to continue driving improved performance.  It provides an update in key areas of strategic focus below.

Improving Sales Trends
The Company saw improved sales trends in fiscal September, and expects this to continue throughout the remainder of the year.

•	Sales for the fiscal month of September, ended October 5, were down 4.0% when compared to September 2012. This constitutes a 580 basis point improvement over August 2013.
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Sales on jcp.com continue to trend double digits ahead of last year, and are up 18.6% in the third quarter to date. September sales on jcp.com experienced 25.3% sales growth over the same period last year.

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Women’s and Men’s apparel, fine jewelry and Women’s accessories are performing better than the Company average. Women’s apparel, the Company’s largest business, reported positive sales for the month of September.

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Gross margins continue to be impacted by lower clearance margins due to the overhang of inventory from the first two quarters of the year, higher levels of clearance units sold during the period, as well as the Company’s transition back to a promotional pricing strategy during the second quarter of 2013.

•	For the month of September, units per transaction and average transaction value are above last year, while average unit retail was below last year.

Financial Condition
Last week, JCPenney closed a public offering of 84 million shares of common stock that generated approximately $785 million in net cash proceeds.  The Company’s year-end liquidity is now expected to be in excess of $2 billion, taking into account the net proceeds of approximately $785 million from the offering, as well as the previously disclosed expectation of $1.3 billion of year-end liquidity including the undrawn portion of the Company’s credit facility.

Reconnecting with the Customer to Drive Traffic and Purchase Conversion
With its renewed focus on putting the customer first, JCPenney is rebuilding its base of highly satisfied and loyal customers. Customer service scores are at all-time highs for the Company.

During September, purchase conversion increased when compared to the same period last year for both stores and jcp.com, primarily due to improved inventory levels in key items and sizes that the customer expects to find at JCPenney.  Traffic trends have improved during the quarter, including positive off-mall traffic for the last two weeks of September, though traffic in the Company’s mall-based stores continues to be difficult.

Mr. Ullman continued, “Reconnecting with our customers starts by having the merchandise they want and expect from JCPenney and finishes with an exceptional experience when they shop with us.  With inventory restored to the appropriate levels, we are in stock in the key items and brands she expects to find during every visit.  At the same time, our marketing will continue to capitalize on the compelling value we offer, including the sales and promotions our customers love.”

Restoring the Right Merchandise Assortment and Appropriate Inventory Levels
Private brands and basics are an integral – and profitable – part of the Company’s strategy.  Private brands, such as St. John’s Bay, Arizona and Stafford, and key item basics have been restored to inventory levels sufficient to meet customer demand heading into the critical Holiday season.

Mr. Ullman added, “In addition to our private brands, our assortment of trusted national brands such as Levi’s, Carters, Nike and others has made JCPenney a leading destination for families.  I am pleased that JCPenney’s performance in many key national brands is significantly ahead of last year.  JCPenney remains current in its payments to vendors and we are grateful for the strong support and confidence they have shown as we continue to make progress in our turnaround.”

Fixing the Home Store
Getting the new Home strategy up and running has been more challenging than originally planned.  To date, the Company has re-opened all but a handful of its 505 new Home departments.  The merchandise assortment, shopping environment and price points have not resonated with customers, and sales trends remain weaker in stores.  In-line with customer preferences, the Company is working aggressively to create a more balanced assortment between modern and traditional home furnishings, with opening price points and an easy shopping environment, which includes remerchandising the home store by classification in key areas.

Leadership
The Company has a highly experienced and focused leadership team.  Over the last few weeks, it has filled several key positions with highly qualified executives from inside the Company.  This includes the appointments of Scott Laverty to EVP, Chief Information Officer, Jan Hodges to SVP, GMM of Home and Katheryn Burchett to SVP of Property Development.

Mr. Ullman concluded, “Although there remains significant work to be done, the experience, talent and drive of our team is allowing us to confront our challenges head on and take swift and effective actions to address them. We are all dedicated to continuing the momentum underway and restoring JCPenney to a leadership position in American retail.  It will take time, but we are on the right path with a sound strategy and achievable goals.”

Media Relations:
(972) 431-3400 or jcpnews@jcp.com

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishing retailers, is dedicated to becoming America’s preferred retail destination for unmatched style, quality and value. Across 1,100 stores and at jcp.com, customers will discover an inspiring shopping environment that features the most sought after collection of private, national and exclusive brands and attractions. For more information, please visit jcp.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expect” and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales trends, year-end liquidity and the Company’s outlook for the holiday season.

Forward-looking statements are based only on the Company’s current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company’s control, that may cause the Company’s actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our turnaround strategy, customer acceptance of our new strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information and legal and regulatory proceedings.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations.  Please refer to the Company’s most recent Form 10-Q and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

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